EXHIBIT 21.1

Subsidiaries of the Registrant

Motive Communications Holdings, Inc. (Delaware)

Motive Communications (UK) Limited (United Kingdom)

Motive Communications GmbH (Switzerland)

Motive Communications Japan K.K. (Japan)

Motive Communications Deutchland Gmbh (Germany)

Motive Communications Canada, Inc. (Canada)

Motive Communications France (France)

Motive Communications Spain (Spain)

Motive Communications Korea LLC (Korea)

Motive Communications Australia Pty Limited (Australia)

BroadJump Japan K.K. (Japan)

BroadJump (UK) Limited (United Kingdom)

BroadJump Australia Pty Limited (Australia)